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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                          Date of Report: May 6, 1998

                        FIDELITY NATIONAL FINANCIAL, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                     1-9396                86-0498599
         --------                     ------                ----------
(State or other jurisdiction        (Commission     (IRS Employer Identification
      of incorporation)             File Number)              Number)


                17911 Von Karman Avenue, Irvine, California 92614
                    (Address of principal executive offices)

                                 (714) 622-5000
              (Registrant's telephone number, including area code)




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Item 5. Other Events

        On March 6, 1998, the Company announced that it had executed an agreement to merge Alamo Title Holding Company with a newly-formed subsidiary of the Company. The merger is subject to due diligence, regulatory approvals and other customary conditions, and requires approval of the merger by the shareholders of Alamo.

        Under the terms of the definitive agreement, Fidelity will issue 2.1 million shares for 100% of the shares of Alamo. The transaction value is collared between $75 million and $85 million. If the average price of Fidelity stock during the pricing period multiplied by the 2.1 million shares equates to less than $75 million in value, shares shall be added to total a minimum of $75 million in value. If the average price of Fidelity stock multiplied by the 2.1 million shares totals more than $85 million, the number of shares shall be reduced such that the total transaction value equals a maximum of $85 million. If the transaction closes after November 15, 1998 and the total transaction value equals more than $90 million based on the value of the 2.1 million shares, the value above $90 million will be shared equally by both Fidelity and Alamo. It is intended that the merger be treated as a reorganization pursuant to
Section 368(a) of the Internal Revenue Code and be accounted for as a "pooling-of-interests."

        "Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements which are not historical facts contained in this release are forward looking statements that involve risks and uncertainties, and results could vary materially from the descriptions contained herein and other risks as may be detailed in the Company's Securities and Exchange Commission filings.

Item 7. Financial Statements and Exhibits

        (c)    Exhibits

        99 Press Release - Fidelity National Financial, Inc. Announces Signing of an Agreement to Merge Alamo Title Holding Company with a Wholly-Owned Subsidiary of Fidelity.

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                                   SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           FIDELITY NATIONAL FINANCIAL, INC.


Dated: May 12, 1998                        /s/ M'LISS JONES KANE
                                           ------------------------------------
                                           M'Liss Jones Kane
                                           Senior Vice President
                                           General Counsel





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                                  EXHIBIT INDEX

        99 Press Release - Fidelity National Financial, Inc. Announces Plans to Merge Alamo Title Holding Company with Wholly-Owned Subsidiary of Fidelity.